Orgenesis Inc.

October 5th, 2012

VIA Email and Courier

IRG, LLC 11 Stone Street, 3rd Floor New York, NY 10004

Attention: Dian Griesel, President and CEO

Re: Letter Agreement between IRG and Orgenesis dated May 2, 2012 (the “Agreement”)

Pursuant to section 6 of the Agreement, this is notice that the Agreement is terminated effective immediately. Please provide your final invoice to the date of this letter.

Yours truly

/s/ Jacob BenArie

Per: Jacob BenArie, CEO

Orgenesis Inc.